EXHIBIT (12)

                         HONEYWELL INC. AND SUBSIDIARIES
            COMBINED WITH PROPORTIONAL SHARES OF 50% OWNED COMPANIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)


(Dollars in Millions)
                                                        Six Months Ended
                                                          July 5, 1998
                                                          ------------
Income before Income Taxes                                   $331.66

Deduct:
     Equity income                                              5.54
                                                              ------

     Subtotal                                                 326.12

Add (deduct):
     Dividends from less than 50% owned companies               0.86
     Proportional share of income (loss) before
       income taxes of 50% owned companies                     (2.28)
                                                              ------

Adjusted income                                               324.70
                                                              ------

Fixed Charges
     Interest on indebtedness                                  57.63
     Amortization of debt expense                               0.84
     Interest portion of rent expense                          24.11
                                                              ------

Total Fixed Charges                                            82.58
                                                              ------

Total Available Income                                       $407.28
                                                              ======

Ratio of Earnings to Fixed Charges                              4.93
                                                              ======



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